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                                                                   EXHIBIT 99(c)



[AVISTA CORP. LOGO]

                                                                    NEWS RELEASE
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CONTACT:    Media:     Patrick Lynch (509) 495-4246   pat.lynch@avistacorp.com
            Investors: Angela Teed (509) 495-2930  angela.teed@avistacorp.com


                                                          FOR IMMEDIATE RELEASE:
                                                                    June 5, 2002
                                                                   8:30 a.m. EDT

        AVISTA CORP. COMPLETES NEW LINE OF CREDIT, RECEIVABLES AGREEMENT

SPOKANE, WASH.: Avista Corp. (NYSE:AVA) today announced that it has entered into a $225 million committed line of credit, replacing an agreement that expired on May 29. The new, 364-day credit line represents a $5 million increase over the previous line. Avista also announced the extension of its accounts receivable program, which provides another form of cost-effective, short-term liquidity for the company.

        The new credit facility arrangement includes a group of banks, with the Bank of New York as lead arranger and administration agent and with Union Bank of California as the co-lead arranger and syndication agent.

        "Considering global events in the energy and utility markets and the continued tight credit available for energy companies in general, we are very pleased to be able to renew our credit facility at an increased level," said Jon
E. Eliassen, senior vice president and chief financial officer for Avista Corp. "We believe this demonstrates recognition by our banks that we have strengthened our utility business, that we continue to build on positive relationships with state regulators, and that cash flows have improved significantly."

        Avista also renewed a receivables financing program for another year, through May 2003. Avista Receivables Corp. is a wholly owned, bankruptcy-remote subsidiary formed for the purpose of acquiring or purchasing interests in certain accounts receivable. Avista Receivables Corp. may sell, without recourse, up to $100 million of receivables on a revolving basis. This program, which was also increased from prior levels, provides Avista with cost-effective, short-term financing.

        Avista Corp. is an energy company involved in the production, transmission and distribution of energy as well as other energy-related businesses. Avista Utilities is a company operating division that provides electric and natural gas service to customers in four western states. Avista's non-regulated affiliates include Avista Advantage, Avista Labs and Avista Energy. Avista Corp.'s stock is traded under the ticker symbol "AVA" and its Internet address is www.avistacorp.com

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        Avista Corp. and the Avista Corp. logo are trademarks of Avista
Corporation. All other trademarks mentioned in this document are the property of their respective owners.

        This news release contains forward-looking statements regarding the company's current expectations. Forward-looking statements are all statements other than historical facts. Such statements speak only as of the date of the news release and are subject to a variety of risks and uncertainties, many of which are beyond the company's control, which could cause actual results to differ materially from the expectations. These risks and uncertainties include, in addition to those discussed herein, all of the factors discussed in the company's Annual Report on Form 10-K for the year ended Dec. 31, 2001 and Form 10-Q for the quarter ended March 31, 2002.

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